Exhibit 99.1

Contact:
Wayne Mackie	Jim Buckley
Vice President, ChiefFinancial Officer CRA International 617-425-3740	Executive Vice President Sharon Merrill Associates, Inc. 617-542-5300

CRA INTERNATIONAL REPORTS FIRST QUARTER
FISCAL 2006 FINANCIAL RESULTS

Revenue Increases 17.5 Percent on Strong Performance in Litigation;
Net Income Grows 22 Percent as Utilization Reaches 78 Percent

BOSTON, March 16, 2006 — CRA International, Inc. (Nasdaq: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today reported financial results for its first quarter ended February 17, 2006.

Revenue for the first quarter of fiscal 2006 increased 17.5 percent to $72.5 million from $61.7 million for the first quarter of fiscal 2005.  Net income for the first quarter of fiscal 2006 was $5.6 million, or $0.47 per diluted share, compared with $4.6 million, or $0.43 per diluted share, in the comparable period last year.  Weighted average diluted shares outstanding used to calculate earnings per share in the first quarter of fiscal 2006 were 12.1 million, versus 10.8 million in the first quarter of fiscal 2005.

In fiscal 2006, CRA has begun to expense stock-based compensation in accordance with Financial Accounting Standards Board Statement No. 123R (“123R”).  Included in the Company’s first quarter of 2006 net income and diluted earnings per share amounts were approximately $700,000 and $0.06 per share, respectively, of stock-based compensation in accordance with 123R.

Comments on the First Quarter

“CRA’s first-quarter performance marked a positive start to 2006,” said James C. Burrows, CRA International’s president and chief executive officer.  “Strong contributions from our litigation practices combined with a modest increase in business consulting, resulted in overall revenue growth in the quarter of approximately 17.5 percent.  Growth in litigation was primarily driven by our Finance and Intellectual Property practices, while the growth rate of our Pharmaceuticals practice made it the top performer in business consulting.”

“We made significant progress toward achieving our fiscal 2006 utilization goal of 78 to 80 percent,” Burrows said.  “During the quarter, utilization continued its upward sequential trend as we achieved 78 percent compared with 76 percent in the fourth quarter and 74 percent in the third quarter of fiscal 2005.  This increase is particularly noteworthy given the traditional first-quarter effect on utilization that is associated with the winter holiday season.”

Outlook and Financial Guidance

“We are in a favorable position to extend our first-quarter momentum throughout fiscal 2006,” Burrows concluded.  “Based on market conditions and our current pipeline of business, we expect to experience growth across many of our litigation and business consulting practices.  As a result, we are reaffirming our previously provided fiscal 2006 outlook and financial guidance.”

The Company anticipates revenue growth for fiscal 2006 will be in the range of 18-20 percent.  In fiscal 2006, CRA expects a 29-30 cents-per-share impact from stock-based compensation.  CRA anticipates net income for the full year of $26.5 million to $27.5 million, or $2.18 to $2.27 per diluted share, including the impact of stock-based compensation.

Fiscal 2006 EPS assumes an average diluted share count of 12.2 million shares for the year and assumes a stock price of $47.44, which was derived from the average of the past 10 trading days.  Deviations from this stock price will cause earnings per share to vary based on share dilution from CRA’s stock options and convertible bonds. The net income and EPS estimates for fiscal 2006 are based on an effective tax rate for the year of approximately 42-43 percent.

Conference Call/Webcast Information

CRA International will host a conference call this morning at 11:00 a.m. ET to discuss its first-quarter fiscal 2006 financial results.  To listen to a live webcast of the conference call, please visit the Investor Relations section of CRA’s website,  www.crai.com.  CRA’s first-quarter fiscal 2006 conference call also can be heard live by dialing (706) 643-3945 or (888) 349-5690 prior to the start of the call.  Please refer to conference ID # 6143376.  A replay of the call also will be available on the Company’s website.

About CRA International

Founded in 1965, CRA International is a leading provider of economic and financial expertise and management consulting services.  Working with businesses, law firms, accounting firms, and governments, CRA is the preferred consulting firm for complex assignments with pivotal and high-stakes outcomes.  The firm is distinguished by a unique combination of credentials: deep vertical experience in a variety of industries; broad horizontal expertise in a range of functional disciplines; and rigorous economic, financial, and market analysis. CRA offers a proven track record of thousands of successful engagements in regulatory and litigation support, business strategy and planning, market and demand forecasting, policy analysis, and engineering and technology management. Headquartered in Boston, the firm has more than a dozen offices within the United States and ten offices in Canada, Europe, the Middle East, and the Asia Pacific region. Detailed information about CRA is available at www.crai.com.

Statements in this press release concerning the future business, operating results, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties. Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors. Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, changes in the Company’s effective tax rate, share dilution from the Company’s convertible debt offering, the impact of the adoption of Financial Accounting Standards Board Statement No. 123R and total stock-based compensation, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, factors related to its recent acquisitions, including integration of personnel, clients, offices, and unanticipated expenses and liabilities, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of its NeuCo subsidiary, management of new offices, dependence on growth of the Company’s business consulting practice, the ability of the Company to integrate successfully new consultants into its practice, intense competition, risks inherent in litigation, and professional liability. Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission. The Company cannot guarantee any future results, levels of activity, performance or achievement. The Company undertakes no obligation to update any of its forward-looking statements after the date of this press release.

CRA’s consolidated statements of income and consolidated balance sheet are attached.

CRA INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Twelve Weeks Ended	Twelve Weeks Ended
	February 17,	February 18,
	2006	2005

Revenues	$72,521	$61,724
Costs of services	44,992	36,912
Gross profit	27,529	24,812

Selling, general and administrative	18,079	15,817
Income from operations	9,450	8,995

Interest and other income (expense), net	268	(540)
Income before provision for income taxes and minority interest	9,718	8,455
Provision for income taxes	(4,111)	(3,974)
Income before minority interest	5,607	4,481
Minority interest	37	138
Net income	$5,644	$4,619

Net income per share:
Basic	$0.50	$0.46
Diluted	$0.47	$0.43

Weighted average number of shares outstanding:
Basic	11,263	9,945
Diluted	12,116	10,795

CRA INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 17,	November 26,
	2006	2005

Assets
Cash and cash equivalents	$124,807	$115,203
Accounts receivable and unbilled, net	96,091	92,842
Other current assets	21,061	18,940
Total current assets	241,959	226,985

Property and equipment, net	25,805	25,892
Goodwill and intangible assets, net	122,555	122,518
Other assets	11,600	12,150
Total assets	$401,919	$387,545

Liabilities and stockholders’ equity
Current liabilities	$84,606	$78,603
Long-term liabilities	104,084	104,322
Total liabilities	188,690	182,925

Total stockholders’ equity	213,229	204,620
Total liabilities and stockholders’ equity	$401,919	$387,545